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                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  ITT CORPORATION
.................................................................
       (Name of Registrant as Specified In Its Charter

.................................................................
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125  per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500  per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       .............................................................

    2) Aggregate number of securities to which transaction applies:

       .............................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

    4) Proposed maximum aggregate value of transaction:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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    4) Date Filed:

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[ITT LOGO]                1995
                          Notice of
                          Annual Meeting
                          and
                          Proxy Statement
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Letter from
RAND V. ARASKOG
Chairman, President
and Chief Executive

March 21, 1995

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:30 A.M. on Tuesday, May 9, 1995 in The Phoenician Grand Ballroom of The Phoenician, Scottsdale, Arizona.

We urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by the Corporation's shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and the Committees of the Board and provides important information about each nominee for election as director.

We are pleased to continue a communications service which affords shareholders the opportunity to discuss ITT directly with senior financial staff. They will be available from 10:00 A.M. to 12:00 Noon Eastern Time on April 24, July 31 and November 6, 1995 to respond to your questions about ITT's financial results. The toll free number to call at those times is 1-800-DIAL-ITT (1-800-342-5488).

Sincerely yours,
Rand V. Araskog

[ITT LOGO]
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NOTICE OF ANNUAL MEETING

March 21, 1995

The Seventy-Fifth Annual Meeting of the Shareholders of ITT Corporation will be held in The Phoenician Grand Ballroom, The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona on Tuesday, May 9, 1995, at 10:30 A.M., local time, for the following purposes:

1. to elect directors;

2. to ratify the reappointment of Arthur Andersen LLP as independent auditors of the Corporation for 1995;

3. to approve the proposed amendments to the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers;

4. to act upon the shareholder proposal set forth in the Proxy Statement; and

5. to act upon such other matters as may properly come before the meeting.

Shareholders of record at the close of business on March 13, 1995 will be entitled to vote at the meeting.

Gwenn L. Carr
Vice President and Secretary

[ITT LOGO]
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ITT Corporation
1330 Avenue of the Americas
New York, NY 10019-5490
PROXY STATEMENT

[ITT LOGO]

This Proxy Statement and accompanying proxy are being mailed to shareholders commencing March 21, 1995 in connection with the solicitation of proxies by the Board of Directors of ITT Corporation for the 1995 Annual Meeting.

When your proxy is returned properly executed, the shares it represents will be voted in accordance with your specifications. You have three choices as to your vote on each of the items described in this Proxy Statement that are to be voted upon at the Annual Meeting. As to the election of directors, by marking the appropriate box you may (a) vote for all of the director nominees as a group;
(b) vote for all director nominees except those nominees whose names you indicate; or (c) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" each item or "abstain" from voting by marking the appropriate box.

Your vote is important and the Board of Directors urges you to exercise your right to vote.

If you sign and return your proxy but do not specify any choices you will thereby confer discretionary authority for your shares to be voted as recommended by the Board of Directors. The proxy also confers discretionary authority on the individuals named therein to vote the shares on any matter that was not known by the Board of Directors on the date of this Proxy Statement but is presented at the Annual Meeting, including voting with respect to the nomination or election of any person not identified as a nominee on pages 4 through 6 of this Proxy Statement. Discretionary authority is also conferred with respect to voting on any shareholder proposals that have been omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission.

From time to time, the Nominating Committee of the Board of Directors receives unsolicited applications from persons seeking to be nominated for election as directors of the Corporation. Such applications received prior to the date hereof do not comply with the specific procedural requirements set forth in the Corporation's By-laws. Accordingly, such persons are not named herein.

Whether or not you plan to attend the meeting, you can assure that your shares are voted by completing, signing, dating and returning the enclosed proxy. You may revoke your proxy at any time before it is exercised by giving written notice thereof to the vice president and secretary of ITT, by submitting a subsequently dated proxy, by attending the meeting and withdrawing the proxy, or by voting in person at the meeting.

If you hold shares of both Common and Preferred Stock of ITT, the accompanying proxy represents all of the shares you are entitled to vote at the meeting. If you are
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a participant in ITT's Dividend Reinvestment and Common Stock Purchase Plan, the
proxy indicates the number of shares registered in your name and the number of full shares credited to your account in the Plan. If you participate in the ITT Investment and Savings Plan for Salaried Employees or a savings plan for hourly employees, the trustee under the plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

Each of the 105,572,188 shares of Common Stock and each of the 538,623 shares of Cumulative Preferred Stock, $2.25 Convertible Series N, outstanding at the close of business on March 13, 1995 are entitled to one vote at the Annual Meeting. The shares of Cumulative Preferred Stock, ESOP Convertible Series, will be treated for voting purposes as though they were converted into 9,763,779 shares of Common Stock and voted accordingly. All such shares entitled to vote at the Annual Meeting are referred to herein as "Record Shares." The presence in person or by proxy of shareholders holding a majority of the Record Shares will constitute a quorum for the transaction of business at the Annual Meeting.

The Board of Directors has appointed one current and one former officer of Chemical Banking Corporation to act as inspectors of election at the Annual Meeting. The By-laws of the Corporation provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among their other duties, the inspectors of election will certify as to compliance with such confidentiality provisions.

BOARD OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of ITT. The Board reviews significant developments affecting ITT and acts on matters requiring Board approval. During 1994, there were 11 meetings of the Board of Directors.

The standing committees of the Board are the Audit, Capital, Compensation and Personnel, Executive and Policy, Legal Affairs, Nominating, and Public Affairs Committees.

THE AUDIT COMMITTEE recommends the selection of independent auditors for the Corporation, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Corporation's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Corporation and the annual reports to shareholders. It also reviews the expense accounts of senior executives. The Committee held five meetings during 1994. The members of the Audit Committee are: Bette B. Anderson, Robert A. Burnett, S. Parker Gilbert, Paul G. Kirk, Jr., Edward C. Meyer, and Benjamin F. Payton.

THE CAPITAL COMMITTEE is responsible for maximizing the effective use of the assets of ITT and its subsidiaries and for reviewing capital expenditures and appropriations. The Committee held eight meetings during 1994. The members of the Committee are: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Burnett, S. Parker Gilbert, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, and Margita E. White.

THE COMPENSATION AND PERSONNEL COMMITTEE, which is comprised entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. In the performance of its functions, the Committee has access to independent compensation counsel. The Committee held eight meetings during 1994. Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, and Margita E. White are the members of the Committee.

THE EXECUTIVE AND POLICY COMMITTEE exercises the powers of the Board in the management of the business and affairs of the Corporation in the intervals between meetings of the Board. The Committee reviews the long-range corporate strategies formulated by senior management and the non-employee directors meet in executive session to review the overall performance of the chief executive, particularly with respect to the Corporation's long-range strategies. Eleven Committee meetings were held during 1994. The members of the Executive and Policy Committee are: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Burnett, Michel David-Weill, S. Parker Gilbert, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, and Margita E. White.

THE LEGAL AFFAIRS COMMITTEE reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting ITT and its subsidiaries. The Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. The Committee held five meetings during 1994. The members of the Committee are: Bette B. Anderson, Robert A. Burnett, S. Parker Gilbert, Henry Gluck, Edward C. Meyer, Benjamin F. Payton, and Margita E. White.

THE NOMINATING COMMITTEE makes recommendations concerning the organization, size, and composition of the Board and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation, and retirement of directors. The Committee held four meetings during
2
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1994 and its members are: Bette B. Anderson, Nolan D. Archibald, Edward C.
Meyer, Benjamin F. Payton, and Margita E. White.

The Nominating Committee will consider recommendations for director nominees that are submitted by shareholders in writing to the vice president and secretary of ITT in accordance with the requirements set forth in the By-laws of the Corporation. A copy of the relevant provisions of the By-laws may be obtained from the vice president and secretary.

THE PUBLIC AFFAIRS COMMITTEE reviews and defines the Corporation's social responsibilities, including issues of significance to the Corporation and to its shareholders and employees. The Committee held four meetings during 1994. The members of the Committee are: Robert A. Burnett, S. Parker Gilbert, Henry Gluck, Paul G. Kirk, Jr., Benjamin F. Payton, and Margita E. White.

During 1994, there were 11 meetings of the Board of Directors and 45 meetings of the Board Committees. All of the incumbent directors attended at least 86% of the meetings of the Board of Directors and the Committees on which they served.

There are currently 11 directors serving on the Board, all of whom are nominees for election. If all 11 nominees for director are elected at the Annual Meeting, the Board will consist of nine directors who are not officers or employees of the Corporation or its subsidiaries, one director, Rand V. Araskog, who is an officer of ITT and one director, Henry Gluck, who is an officer of Caesars World, Inc., a subsidiary of ITT. Mr. Gluck has an employment agreement with Caesars World, Inc. and ITT for a term of five years ending January 24, 2000. Under such agreement, the Nominating Committee will nominate Mr. Gluck for election as a director of ITT at each annual meeting of shareholders during the term of the agreement.

The Board of Directors has adopted a retirement policy which provides (i) that no person may be nominated for election or reelection as a non-employee director after reaching age 72, and (ii) that no employee of ITT or of any of its subsidiaries (other than an employee who has served as chief executive of ITT) may be nominated for election or reelection as a director after reaching age 65, unless there has been a specific waiver by the Board of Directors of these age requirements.

DIRECTORS' COMPENSATION

Members of the Board who are employees of ITT or its subsidiaries are not compensated for service on the Board or its Committees. Non-employee directors receive a fee of $1,000 for attendance at each meeting of the Board and at each meeting of the Committees on which such directors serve. Members of the Executive and Policy Committee, except Mr. Araskog, receive an annual retainer of $48,000. The non-employee directors of ITT who serve on the Board of Directors of Hartford Fire Insurance Company or ITT Sheraton Corporation receive annual retainers of $27,000 for such service and $1,000 for each board meeting attended. The non-employee directors of ITT who serve on the Board of Directors of ITT Educational Services, Inc. receive annual retainers of $18,000 and $750 for attendance at each meeting of the board and $500 for attendance at each meeting of the committees on which such directors serve. Non-employee directors of ITT who are directors of Caesars World, Inc. receive no annual retainer for such service but receive attendance fees of $1,000 for each board meeting and $500 for each committee meeting.

In 1994, the ITT Board of Directors adopted the 1995 ITT Deferred Compensation Plan. Under this plan, non-employee directors may elect to defer receipt of all or a portion of their ITT and ITT subsidiary retainer and attendance fees. ITT will credit interest on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the director.

ITT has an unfunded retirement benefit plan for non-employee directors who retire from the Board at or after age 65 after completing at least five years of service on the Board. The plan provides for an annual pension based on the ITT Board annual retainer fee payable at retirement. Pensions range from 50% of such fee after five years of service to 100% after ten years, with an additional 5% for each year of service in excess of ten, to a maximum of 200% of the annual retainer fee after 30 or more years of service. A director may indicate a preference, subject to certain conditions, to receive any accrued benefit under the plan in the form of a single (discounted) lump sum payment immediately payable upon such director's retirement. During 1994, $492,000 was accrued for this unfunded retirement benefit plan. Non-employee directors may participate in a group life insurance plan that has been established for their benefit. The plan provides $100,000 of non-contributory group life insurance to participating non-employee directors during their service on the Board.

The non-employee directors also are covered under a non-contributory group accidental death and dismemberment program which provides each of them $750,000 of coverage during their service on the Board. Additional benefits also may be purchased.

                                                                               3
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Item No. 1
ELECTION OF DIRECTORS

At the 1995 Annual Meeting, 11 directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Unless there is a contrary indication, the shares represented by valid proxies will be voted for the election of all 11 nominees.

The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend or the Board may reduce the number of directors to eliminate the vacancy.

A brief summary of each nominee's principal occupation, business affiliations and other information follows.

                  BETTE B. ANDERSON
                  Principal occupation --
                  President of Kelly, Anderson, Pethick &
                  Associates, Inc.,
                  Consultants
                  Director since 1981

Mrs. Anderson, 66, was elected president of Kelly, Anderson, Pethick & Associates, Inc., a Washington-based management firm, in 1990. She had previously been executive vice president of the firm. Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney. She was Undersecretary of the Treasury from 1977 to 1981. Mrs. Anderson was affiliated for 27 years with the Citizens and Southern National Bank of Savannah, having served as a vice president until she assumed the Treasury post. Mrs. Anderson is a director of ITT Educational Services, Inc., a subsidiary of ITT, Riverwood International Corporation and Manville Corporation. She is a Director of the Miller Foundation and the University of Virginia and a member of the Advisory Council of Girl Scouts of America. She attended Georgia Southern and Armstrong State Colleges and is a graduate of the Stonier Graduate School of Banking at Rutgers University.

                  RAND V. ARASKOG
                  Principal occupation --
                  Chairman, President and
                  Chief Executive of ITT
                  Director since 1977

Mr. Araskog, 63, joined ITT in 1966. He has been chief executive since 1979 and chairman since 1980. In March 1991, he assumed the title of president. Mr. Araskog is a director of Hartford Fire Insurance Company, ITT Sheraton Corporation, Caesars World, Inc., and ITT Educational Services, Inc., subsidiaries of ITT. He is a director of Alcatel Alsthom of France, in which ITT holds an interest of approximately six percent. He is a director of Dow Jones & Company, Inc.; Dayton-Hudson Corporation; Rayonier Inc.; and Shell Oil Company. He is a member of The Business Council, The Business Roundtable, the Council on Foreign Relations, and the Trilateral Commission. He is a trustee of the New York Zoological Society and the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

- ---------------------------------------------------------------

                  NOLAN D. ARCHIBALD
                  Principal occupation --
                  Chairman, President and
                  Chief Executive Officer of
                  The Black & Decker Corporation,
                  Consumer and Commercial
                  Products Company
                  Director since 1991

Mr. Archibald, 51, joined Black & Decker in 1985 as president and chief operating officer, and since that time has been elected chief executive officer and chairman. Prior to joining Black & Decker, he was senior vice president and president of the Consumer and Commercial Products Group of the Beatrice Companies, Inc. and held various executive and marketing positions with Beatrice Companies, Inc. during the period 1977 to 1985. Mr. Archibald previously served as a director of ITT from September 1986 to March 1988. Mr. Archibald serves as a member of the Board of Trustees for The Johns Hopkins University and is a member of The Business Roundtable. Mr. Archibald received a BS degree from Weber State University and an MBA degree from The Harvard Business School.

4
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                  ROBERT A. BURNETT
                  Principal occupation --
                  Chairman and CEO (Retired)
                  of Meredith Corporation,
                  Diversified Media Company
                  Director since 1985

Mr. Burnett, 67, served as chairman of Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer from 1977 and relinquished the latter office in 1989. He is a director of Hartford Fire Insurance Company, a subsidiary of ITT. Mr. Burnett is a director of Dayton-Hudson Corporation, Meredith Corporation, Whirlpool Corporation, and Midwest Resources Inc. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He also is a director of the Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a BA degree in economics from the University of Missouri.

- ---------------------------------------------------------------

                  MICHEL DAVID-WEILL
                  Principal occupation --
                  Senior Partner of
                  Lazard Freres & Co.,
                  Investment Bankers
                  Director since 1981

Mr. David-Weill, 62, is Senior Partner of Lazard Freres & Co., a position he has held since 1977. He became a partner in Lazard Freres & Co., New York, in 1961, where he served until 1965. In 1965 he became a partner of Lazard Freres & Cie., Paris, and a director of Lazard Brothers & Co. Limited, London. Mr. David-Weill is a director of a number of corporations, including Groupe Danone in France, Fiat S.p.A. in Italy, Pearson plc in England, and The Dannon Company, Inc. in the United States, as well as other companies of which Lazard Freres & Cie., Paris, or one of its affiliates, is the principal shareholder. He graduated from the Institut des Sciences Politiques, Paris, France.

                  S. PARKER GILBERT
                  Principal occupation --
                  Chairman, Morgan Stanley
                  Advisory Board,
                  International Consultants
                  Director since 1991

Mr. Gilbert, 61, retired in 1990 from Morgan Stanley Group Inc., where he served as chairman from 1984 until he retired. He joined Morgan Stanley in 1960, was elected a partner in 1969, a managing director in 1970, and president in 1983. Mr. Gilbert is a director of Morgan Stanley Group Inc., Burlington Resources Inc., and Taubman Centers, Inc. He is president, Board of Trustees, the Pierpont Morgan Library; member, Board of Trustees, the Metropolitan Museum of Art, the Alfred P. Sloan Foundation and the John Simon Guggenheim Memorial Foundation; and director, Josiah H. Macy Foundation. Mr. Gilbert is a graduate of Yale University.

- ---------------------------------------------------------------

                  HENRY GLUCK
                  Principal occupation --
                  Chairman, and Chief Executive Officer, Caesars
                  World, Inc.
                  Hotel and Entertainment Company
                  Director since February 1995

Mr Gluck, 66, has been Chairman and Chief Executive Officer of Caesars World, Inc., a subsidiary of ITT, since 1983. Prior to joining Caesars World, he was president of Monogram Industries, Inc., and Chairman, President and Chief Executive Officer of Magnasync-Moviola Inc. Mr. Gluck has a BS degree in Economics, Finance and International Trade from the University of Pennsylvania, Wharton School of Finance and Commerce.

                                                                               5
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                  PAUL G. KIRK, JR.
                  Principal occupation --
                  of Counsel to
                  Sullivan & Worcester,
                  Law Firm
                  Director since 1989

Mr. Kirk, 57, became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as chairman of the Democratic National Committee from 1985 to 1989 and as treasurer from 1983 to 1985. Following his resignation in 1989 as chairman of the Democratic National Committee, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is chairman and treasurer. He is a director of the Bradley Real Estate Corporation, Hartford Fire Insurance Company, a subsidiary of ITT, and Rayonier Inc. He is co-chairman of the Commission on Presidential Debates, chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of Directors of the National Democratic Institute for International Affairs, and a trustee of Stonehill College. He is a graduate of Harvard College and Harvard Law School.

- ---------------------------------------------------------------

                  EDWARD C. MEYER
                  Principal occupation --
                  Chairman of GRC International,
                  Professional and Technical Services Provider
                  Director since 1986

General Meyer, 66, retired in 1983 as chief of staff of the United States Army. He is a member of the supervisory board of Compagnie Financiere Alcatel. He is a director of FMC Corporation and its joint venture company in Turkey, Savunma Sanayii A.S.; the United Defense Group; the Brown Group; and GRC International. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC International. He is a trustee of The Mitre Corporation and the George C. Marshall Foundation. He is president of the Army Emergency Relief Association, the Board of Overseers of the Hoover Institution, and the Board of Advisors of the Center for Strategic and International Studies, and a board member of the Smith Richardson Foundation. General Meyer received a BS degree in engineering from the U.S. Military Academy at West Point and an MS degree in international affairs from George Washington University.

                  BENJAMIN F. PAYTON
                  Principal occupation --
                  President of Tuskegee
                  University
                  Director since 1987

Dr. Payton, 62, has been president of Tuskegee University in Alabama since 1981. Previously he had served as president of Benedict College and as program officer, education and public policy of the Ford Foundation. Dr. Payton is a director of ITT Sheraton Corporation, and Caesars World, Inc., subsidiaries of ITT. He is a director of Amsouth Bancorporation, Amsouth Bank, the Liberty Corporation, Praxair Corporation, SONAT Inc., Morrisons, Inc., the Southern Regional Council and the Alabama Shakespeare Festival. He is a member of the Business-Higher Education Forum and of the Visiting Committee of the Board of Overseers of Harvard College. He has been awarded honorary degrees from Eastern Michigan University, Lehigh University, Morris Brown College, Morgan State University, Benedict College, and the University of Maryland. He is a graduate of South Carolina State College and received a Bachelor of Divinity degree from Harvard University, an MA degree from Columbia University, and a PhD from Yale University.

- ---------------------------------------------------------------

                  MARGITA E. WHITE
                  Principal occupation --
                  President of the Association
                  for Maximum Service
                  Television, Inc.,
                  Television Trade
                  Association
                  Director since 1980

Mrs. White, 57, joined the Association for Maximum Service Television, Inc. as president in 1987 after serving as an independent consultant and coordinator of the Television Operators Caucus, Inc. She was a member of the Federal Communications Commission between 1976 and 1979. Previously she served in the federal government as director of the White House office of communications, assistant press secretary to President Ford, and assistant director of the U.S. Information Agency. She is a director of ITT Sheraton Corporation, Caesars World, Inc. and ITT Educational Services, Inc., subsidiaries of ITT; The Growth Fund of Washington; Leitch Technology Corp.; and Washington Mutual Investors Fund. Mrs. White received BA and LLD degrees from the University of Redlands and an MA degree from Rutgers University.

6
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Item No. 2
RATIFICATION OF THE REAPPOINTMENT
OF INDEPENDENT AUDITORS

In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of the Corporation for 1995, subject to ratification by the shareholders. If the shareholders do not ratify the reappointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

Arthur Andersen LLP has served as independent auditors of ITT and most of its subsidiaries for many years, and its long-term knowledge of ITT has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing ITT are periodically rotated, thus giving ITT the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee. Arthur Andersen LLP's fees for the 1994 audit of ITT totalled approximately $8.5 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE CORPORATION.

Item No. 3
APPROVAL OF AMENDMENTS TO THE ITT CORPORATION ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS

At the 1994 Annual Meeting, shareholders approved the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers (the "Performance Plan") which covers the five highest-paid named executives in ITT's annual proxy statement. The Performance Plan is administered by the Compensation and Personnel Committee of the ITT Board of Directors (the "Committee") as described below under "Annual Incentive Bonus" in the "Report of the ITT Compensation and Personnel Committee." The Performance Plan is intended to serve the dual objectives of providing incentives for ITT's top management to achieve preestablished performance goals and preserving the Corporation's tax deduction for payments by meeting the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

On December 1, 1994, the IRS published amendments to its earlier proposed regulations under Section 162(m) adding the new requirement that when the individual maximum amount payable is expressed as a percentage of salary, the maximum amount that could be paid must be disclosed in terms of an absolute dollar amount and approved by the shareholders. Accordingly, one of the proposed amendments of the Performance Plan would establish a maximum amount of $4 million which may be paid to any covered executive for any year commencing with 1995.

The other proposed amendment would provide that a participant's target bonus award for a particular performance year will be based upon the covered employee's annual rate of salary and position as of the end of such performance year rather than at the beginning thereof. This change is intended to put the covered executives in the same position as other executive officers of the company who are not "covered employees" under the proposed regulations of the IRS.

All other terms and conditions of the Performance Plan will remain in effect. As approved by the shareholders, the plan established two performance criteria: earnings per share and return on equity. The Performance Plan contains an objective formula comprised of three parts: (1) the participant's target bonus award for the year which could range from 55% to 100% of salary; (2) the weighted average performance factor which measures the degree of performance goal attainment for the year; and (3) a leveraged target bonus award adjustment fac-

- --------------------------------------------------------------------------------
tor based upon the weighted average performance factor achieved for the year.

The amounts of awards to specific individuals under the Amended Performance Plan for 1995 and any future year are not determinable at this time. Had the proposed amendments been in effect at the time the performance bonuses for 1994 were determined, the amount of the performance bonus payable to Mr. Rand V. Araskog would still have been the amount actually paid as shown under "Bonus" in the Summary Compensation Table on page 14; while the amounts of the bonuses payable to Messrs. Robert A. Bowman, Dale R. Comey, D. Travis Engen and Richard S. Ward would have been $555,000, $677,100, $777,000 and $444,000, respectively, instead of the amounts shown opposite their respective names under "Bonus" in the Summary Compensation Table.

FEDERAL TAX CONSEQUENCES.

Under the Internal Revenue Code as presently in effect, the payment of an award is taxable to a participant as ordinary income. The amendment of the Performance Plan to include a maximum amount payable is intended to assure the deductibility by ITT of the amounts payable under the Performance Plan to the five highest paid named executives in ITT's annual proxy statements.

APPROVAL OF THE AMENDMENTS TO THE
PERFORMANCE PLAN.

The proposal to adopt the amendments to the Performance Plan requires an affirmative vote of a majority of the votes cast on the matter. If the shareholders do not approve the amendments to the Performance Plan, the plan in its current form will remain in effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

Item No. 4
SHAREHOLDER PROPOSAL
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C., the owner of 50 shares of Common Stock, plans to introduce the following resolution at the forthcoming Annual Meeting:

"RESOLVED: That the shareholders recommend that the Board take the necessary step that ITT specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

"REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

"Last year the owners of 10,985,499 shares, representing approximately 11% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Currently, the chairman, president and chief executive is the only executive officer of ITT who has an employment contract with the Corporation. All of the details of his compensation and the terms of his contract are set forth in this Proxy Statement. Detailed information about the compensation of the four other highest paid executive officers of the Corporation also is set forth herein. Listing the names, corporate titles and compensation of other ITT executive officers would not provide additional relevant information to shareholders and would be inconsistent with the letter and spirit of the regulations of the Securities and Exchange Commission, which limit required compensation disclosures to the chief executive officer and the four other highest paid executive officers.

THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS
PROPOSAL.

- --------------------------------------------------------------------------------

VOTE REQUIRED TO APPROVE MATTERS
SUBMITTED TO SHAREHOLDERS

Approval of each of the items which are submitted to a vote of the shareholders at the Annual Meeting will require the affirmative vote of the holders of a majority of the Record Shares present in person or represented by proxy, voting together as a single group and without regard to class or series.

Abstentions and broker non-votes will be included in the computation of the number of Record Shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast for or against items submitted for a vote of shareholders. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such items.

SHAREHOLDER PROPOSALS FOR
1996 ANNUAL MEETING

Proposals submitted by shareholders for inclusion in next year's Proxy Statement must be received by ITT no later than the close of business on November 22, 1995. Address your proposals to Gwenn L. Carr, vice president and secretary, ITT Corporation, 1330 Avenue of the Americas, New York, NY 10019-5490. Proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 as well as the requirements set forth in ITT's By-laws. A copy of the By-laws may be obtained from the vice president and secretary of ITT.

- --------------------------------------------------------------------------------

REPORT OF THE ITT COMPENSATION AND PERSONNEL COMMITTEE
- --------------------------------------------------------------------------------

This report sets forth the executive compensation policies of the Compensation and Personnel Committee of the ITT Board of Directors with respect to ITT's executive officers in general and the rationale for the specific decisions affecting the compensation as reported for 1994 of Rand V. Araskog, ITT's chief executive officer. This report also discusses the relationship between the named officers' compensation and the performance of the Corporation. Immediately following this report are performance graphs which compare the cumulative total return of ITT's Common Stock to the cumulative total returns of the S&P 500 Index, the S&P Conglomerate Index and the S&P Conglomerate Index excluding ITT (assuming the investment of $100 in (a) ITT Common Stock, (b) the S&P 500 Index,
(c) the S&P Conglomerate Index, and (d) the S&P Conglomerate Index excluding ITT on December 31 of the first year of the measurement period).

The amounts of all compensation awarded to, earned by, or paid to the chief executive officer and the other four most highly compensated executive officers who were serving as executive officers at the end of the 1994 fiscal year are set forth on the Summary Compensation Table following the performance graphs.

ITT, a diverse, multi-national company with assets in excess of $100 billion, must compete for skilled executives in a highly competitive marketplace. In setting and administering ITT's compensation policies and programs, the Committee considers compensation provided to executives of corporations similar to ITT in terms of assets, sales and revenues, and earnings. The companies against which ITT compares compensation are not limited to the companies which make up the S&P Conglomerate Index used in the performance graphs. Rather, ITT compares its compensation practices against a panel of 50 leading companies with sales greater than $10 billion in a cross section of industries. The ITT executive compensation program is designed to attract, reward and retain skilled executives and to provide incentives which vary depending upon the attainment of short-term operating performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program, which has been substantially modified in recent years, is to provide ITT executives with incentives directly linked to the creation of shareholder value. The program overall is intended to be highly leveraged so that when performance goals are attained, executives can earn better than average compensation and, conversely, when such goals are not achieved, compensation will be below competitive levels.

THE COMMITTEE'S ROLE.

The Committee is responsible for the administration of the executive compensation program, and it reviews all proposed new or amended employee benefit plans. The Committee is currently composed of the six non-employee directors named below, none of whom is eligible to participate in any of the plans which make up ITT's executive compensation program. It is the policy of the ITT Board of Directors to periodically rotate the members and the post of chairman of the Committee to assure that fresh points of view are part of the Committee's deliberations.

The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the ITT executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to get independent opinions on compensation proposals. The Committee often meets in executive sessions which are not attended by any ITT executives or managers. The Committee regularly reports its activities to the Executive and Policy Committee of the ITT Board, on which all the non-employee directors serve.

PERFORMANCE EVALUATION.

The ITT Executive and Policy Committee met in executive session on February 6, 1995 to review the overall performance of the chief executive, particularly with respect to ITT's long range strategies and the achievement of both financial and non-financial objectives. Paramount consideration was given to the chief executive's role in building value and improving the return on the shareholders' investment.

THE COMPENSATION PROGRAM.

The compensation program for ITT executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based upon long-term performance should be the major component in the pay package for senior executives. Discussed below is each element of the compensation program.

BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a major survey of competitive practice, ITT executive salaries are approximately 6% above the average going rate of competitor companies. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1994, ITT executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4% for expected
  10

- --------------------------------------------------------------------------------
levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for senior executives is 18 months.

The Committee authorized a salary increase for Mr. Araskog effective January 1, 1995 of $375,000, bringing his current annual salary to $2,000,000. This merit increase, which followed a 12-month interval since his last salary review, was equivalent to 23% on an annualized basis and was based on the Committee's evaluation of his performance during the measurement period. This increase for Mr. Araskog is intended to be his last salary adjustment before his normal retirement date on November 1, 1996.

Among the other named officers, Mr. Bowman's salary was raised to $500,000 effective August 1, 1994, an increase of $75,000 after 18 months. Mr. Comey's salary of $610,000, effective March 1, 1994, reflected an increase of $35,000 in 18 months. Mr. Engen's annual salary was increased effective August 1, 1994 to $625,000, an increase of $50,000 after 18 months. Mr. Engen received an additional salary increase of $75,000 effective November 1, 1994 for an annual salary rate of $700,000 in recognition of his expanded responsibilities in directing the operations and businesses of ITT. Effective April 1, 1994, Mr. Ward's salary was raised to $316,000, a $25,000 increase in 13 months. He received an additional increase to $400,000 effective June 1, 1994 in recognition of his election as Executive Vice President and General Counsel.

ANNUAL INCENTIVE BONUS. Under the ITT Annual Incentive Bonus Plan, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1994, such performance goals were earnings per share compared to budget, earnings per share compared to the prior year and return on equity compared to budget. These measures were weighted 40%, 40% and 20%, respectively. The weighted average performance factor under the formula was calculated at 116%. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 148%. The calculated bonus amounts for 1994 performance are shown in the Summary Compensation Table following this report.

The Committee awarded a bonus of $2,405,000 to Mr. Araskog for 1994. This amount, as well as the awards for the other named officers, was determined strictly in accordance with the above described formula and standard bonus adjustment factor, except for Mr. Ward, who earned a 1994 bonus of $236,875 pursuant to the formula. In addition, the Committee authorized a special discretionary bonus of $100,000 for Mr. Ward to recognize his contributions as General Counsel in negotiating new business acquisitions in 1994.

STOCK OPTION AWARDS. Stock option awards provide long-term incentives which are directly related to the performance of ITT Common Stock. Options generally have 10-year terms and closely align the executive's interests with those of other shareholders. On October 11, 1994, an aggregate of 335,000 stock options were granted to Messrs. Araskog, Bowman, Engen and Ward under the 1994 Plan at the exercise price of $84.00 per share (the closing price of an ITT share on the New York Stock Exchange on the October 11, 1994 grant date). The stock options granted to senior executives, including the named officers, are subject to certain exercisability thresholds. Specifically, the options will be exercisable as to two-thirds when the closing price of ITT Common Stock has remained at or above $105.00 or 125% of the grant price for ten consecutive trading days and as to the remaining one-third when the closing price of ITT Common Stock has remained at or above $117.60 or 140% of the grant price for ten consecutive trading days. Notwithstanding the required threshold price requirements, the options will become fully exercisable at any time after October 11, 2003, the ninth anniversary of the grant date, but not beyond the option expiration date of October 13, 2004. Further details on the option grants for Messrs. Araskog, Bowman, Engen and Ward during 1994 are included in the table of Option Grants in Last Fiscal year on page 15 herein.

The Committee awarded Mr. Araskog 180,000 stock options during 1994. This award (and the option awards for the other named officers) was above the 90th percentile of competitive practice based on a Towers Perrin survey of long-term incentives among large public companies which measures grant size in terms of the aggregate exercise price of the options (number of shares multiplied by the option exercise price) expressed as a multiple of base salary. The Committee elected to make the awards at this level of competitive practice to provide significant incentive for management to continue its strategy for building shareholder value.

EMPLOYEE BENEFITS. Executives also participate in ITT's broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance and other benefit plans. Further details on the ITT pension plan are provided on pages 17 and 18.

In 1994 the ITT Board of Directors adopted the 1995 ITT Deferred Compensation Plan. Under this plan, executives with a base salary of $200,000 or more may elect to defer receipt of all or a portion of their 1994 bonus and those with a base salary of at least $300,000 may in addition defer up to 50% of their 1995 salary. ITT will credit interest on the deferred compensation based upon

- --------------------------------------------------------------------------------
the performance of benchmark investment funds made available under the plan and selected by the executive.

DISCUSSION OF THE COMMITTEE'S POLICY REGARDING QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE.

Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") was passed by Congress and signed into law by the President in August 1993. Under OBRA, which created a new Code subsection 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation will be limited to no more than $1 million per year for taxable years beginning on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: a) the attainment of an objective performance goal or goals; b) an outside director requirement; and c) a shareholder approval requirement. Proposed regulations issued by the IRS in 1993 and 1994 provided broad guidance to companies, but were not intended to be comprehensive.

It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate rewards directly to the overall performance of the Corporation and the individual executive's specific contribution. Given the diversity of ITT and the special demands caused by a complex multi-national business environment, the Committee needs flexibility to determine the appropriate compensation package for its senior executives. However, to qualify pay for exemption from section 162(m) as "performance-based compensation," the requirements of OBRA and the proposed regulations generally preclude the use of discretion in determining specific amounts of compensation. Accordingly, base salaries are subject to the $1 million limit on deductible compensation as are annual bonus amounts where discretion is used to increase an executive's payment above an amount determined strictly by an objective formula.

In light of the new tax law, it is the policy of the Committee to modify where practicable the executive incentive plans so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, the proposed amendments of the ITT Annual Performance-Based Incentive Plan for Executive Officers, submitted for shareholder approval, will qualify annual bonuses under that plan as "performance-based compensation".

Notwithstanding the above, the Committee believes that the overall performance of its most senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of the Corporation and its shareholders. Under some circumstances (other than in the context of the ITT Annual Performance-Based Incentive Plan for Executive Officers), the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible on the Corporation's tax return. However, the Committee does not believe that such loss of deductibility will have any material impact on the financial condition of the Corporation.

This report is furnished by the members of the ITT Compensation and Personnel
Committee:

BETTE B. ANDERSON

NOLAN D. ARCHIBALD

PAUL G. KIRK, JR., Co-Chairman of the Committee

EDWARD C. MEYER

MARGITA E. WHITE

ROBERT A. BURNETT, Chairman of the Committee.

- --------------------------------------------------------------------------------

                      COMPARISON OF ONE YEAR TOTAL RETURN
          AMONG ITT CORPORATION, S&P 500, AND S&P CONGLOMERATES INDEX

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1993

                                   [CHART]

- ---------------------------------------------------------------------------------------------------------------------------
                                           DEC-93           MAR-94           JUN-94           SEP-94           DEC-94
- ---------------------------------------------------------------------------------------------------------------------------
ITT Corp.                                   $100             $103              $99             $101             $109
- ---------------------------------------------------------------------------------------------------------------------------
S&P 500Registered                           $100              $96              $97             $101             $101
- ---------------------------------------------------------------------------------------------------------------------------
S&PRegistered Conglomerates Index           $100              $99              $93              $92              $95
- ---------------------------------------------------------------------------------------------------------------------------
Customized Index representing the
S&P Conglomerates Index, excl. ITT          $100              $95              $88              $85              $85
- ---------------------------------------------------------------------------------------------------------------------------

          ITT Comprised 42.4% of the S&PRegistered Conglomerates Index based on market capitalization as of March 1995.

          The Customized Index represents the composite return for the companies in the S&P Conglomerates Index as of Dec. 31, 1994, excluding ITT Corp. On Dec. 31, 1994 such companies were Teledyne Inc., Tenneco Inc., and Textron Inc.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
          AMONG ITT CORPORATION, S&P 500, AND S&P CONGLOMERATES INDEX

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1989

                                   [CHART]

- --------------------------------------------------------------------------------------------------------------------------
                                          DEC-89        DEC-90        DEC-91        DEC-92        DEC-93        DEC-94
- --------------------------------------------------------------------------------------------------------------------------
ITT Corp.                                  $100          $84           $104          $134          $174          $188
- --------------------------------------------------------------------------------------------------------------------------
S&P 500Registered                          $100          $97           $126          $136          $150          $152
- --------------------------------------------------------------------------------------------------------------------------
S&PRegistered Conglomerates Index          $100          $84           $91           $112          $149          $141
- --------------------------------------------------------------------------------------------------------------------------
Customized Index representing the
S&P Conglomerates Index, excl. ITT         $100          $78           $76           $94           $127          $107
- --------------------------------------------------------------------------------------------------------------------------

          ITT Comprised 42.4% of the S&PRegistered Conglomerates Index based on market capitalization as of March 1995.

          The Customized Index represents the composite return for the companies in the S&P Conglomerates Index as of Dec. 31, 1994, excluding ITT Corp. On Dec. 31, 1994 such companies were Teledyne Inc., Tenneco Inc., and Textron Inc.

- --------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                                                                                    LONG-TERM
                                        ANNUAL COMPENSATION                        COMPENSATION
                            --------------------------------------------     ------------------------
                                                                                             PAYOUTS
                                                                  OTHER                     ---------
                                                                 ANNUAL      SECURITIES     LONG-TERM     ALL OTHER
                                                                 COMPEN-     UNDERLYING     INCENTIVE      COMPEN-
   NAME AND PRINCIPAL                 SALARY         BONUS       SATION(1)   OPTIONS(2)       PLAN        SATION(3)
        POSITION            YEAR        ($)           ($)          ($)          (#)            ($)           ($)
- ------------------------    ----     ---------     ---------     -------     ----------     ---------     ---------
Rand V. Araskog             1994     1,625,000     2,405,000     219,457       180,000        -0-           58,656
Chairman,                   1993     1,525,000     2,584,900     185,793       163,968        -0-           54,346
President and               1992     1,462,500           -0-     210,459           -0-        -0-           51,188
Chief Executive

Robert A. Bowman            1994       456,250       471,750      25,534        60,000        -0-           13,844
Executive                   1993       416,667       540,300     368,537        65,587        -0-           11,388
Vice President and          1992       289,166           -0-         587         5,466        -0-            6,544
Chief Financial Officer

Dale R. Comey(4)            1994       604,167       638,250      19,100           -0-        -0-           22,927
Executive                   1993       575,000       731,000      18,890        54,656        -0-           21,096
Vice President              1992       541,667           -0-      11,445           -0-        -0-           18,958

D. Travis Engen             1994       608,333       638,250      15,991        60,000        -0-           23,073
Executive                   1993       541,667       731,000      13,043        54,656        -0-           19,930
Vice President              1992       504,167           -0-       9,645           -0-        -0-           17,646

Richard S. Ward             1994       358,750       336,874      22,544        35,000        -0-           14,338
Executive                   1993       285,833       200,000      30,953        27,328        -0-           10,976
Vice President and          1992       226,667           -0-     246,293           -0-        -0-            7,986
General Counsel

- --------------------------------------------------------------------------------

(1) All amounts shown in this column are tax reimbursement allowances, which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (a) the amounts shown for Mr. Araskog also include $128,873, $99,929, and $132,052 in 1994, 1993, and 1992, respectively, for personal benefits including tax and financial counseling and transportation services, (b) the amount shown for Mr. Bowman in 1993 also includes $205,373 in relocation allowance, (c) the amounts shown for Mr. Ward include $11,167 and $164,057 in relocation allowances in 1993 and 1992, respectively.

(2) The named executives do not hold any stock appreciation rights in connection with the options shown.

    The number and exercise prices of all options outstanding at the time of the spin-off to shareholders of Rayonier Inc., a former subsidiary of the Corporation, were adjusted for decreases in the economic value of the options as a result of the distribution to shareholders. This adjustment increased the number of options by 9.3% and decreased the exercise prices of the options then outstanding by approximately 8.5%.

(3) All amounts shown in this column are company contributions under the ITT Investment and Savings Plan and the ITT Excess Savings Plan, which are defined contribution plans. The Corporation makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, the Corporation also makes a non-matching contribution equal to one-half of one percent (1/2 of 1%) of an employee's salary.

(4) Mr. Comey resigned as an executive officer of the Corporation and ceased providing services effective January 13, 1995. The Compensation and Personnel Committee agreed to pay Mr. Comey's salary of $610,000 through March 31, 1996, at which time Mr. Comey will be 55 years old. Mr. Comey will be eligible to elect early retirement on April 1, 1996.

- --------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR
- --------------------------------------------------------------------------------

                                                    INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                              -------------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                               NUMBER OF                                                          RATES OF STOCK PRICE
                              SECURITIES                                                        APPRECIATION FOR OPTION
                              UNDERLYING        % OF TOTAL                                              TERM(4)
                                OPTIONS       OPTIONS GRANTED      EXERCISE                     ------------------------
                              GRANTED(1)       TO EMPLOYEES       PRICE (3)      EXPIRATION        5%            10%
           NAME                   (#)           IN 1994 (2)        ($/SHR)          DATE           ($)           ($)
- --------------------------    -----------     ---------------     ----------     ----------     ---------     ----------
Rand V. Araskog                 180,000             9.6              84.00       10/13/2004     9,509,400     24,096,600
Robert A. Bowman                 60,000             3.2              84.00       10/13/2004     3,169,800      8,032,200
Dale R. Comey                    -0-                -0-               --             --            -0-           -0-
D. Travis Engen                  60,000             3.2              84.00       10/13/2004     3,169,800      8,032,200
Richard S. Ward                  35,000             1.9              84.00       10/13/2004     1,849,050      4,685,450

- --------------------------------------------------------------------------------

(1) The numbers in this column represent the options to purchase ITT Common
    Stock.

(2) Percentages indicated are based on a total of 1,876,198 options granted to 656 employees during 1994.

(3) The exercise price per share is 100% of the fair market value of a share of ITT Common Stock on the date of grant. The exercise price may be paid in cash or in shares of ITT Common Stock valued at their fair market value on the date of exercise.

    Options granted on October 11, 1994 at the exercise price of $84.00 per share are not exercisable until the trading price of ITT Common Stock equals or exceeds $105.00 per share for 10 consecutive trading days at which time two-thirds of the options will be exercisable; when the trading price equals or exceeds $117.60 per share for 10 consecutive trading days, the options will be fully exercisable. Notwithstanding the above, the options will be fully exercisable after October 11, 2003, but no later than October 13, 2004.

(4) At the end of the term of the options granted October 11, 1994, the projected price per share of ITT Common Stock would be $136.83 and $217.87 at an assumed annual appreciation rate of 5% and 10%, respectively.

- --------------------------------------------------------------------------------

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)
- --------------------------------------------------------------------------------

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED,
                        SHARES                                  OPTIONS AT               IN-THE-MONEY OPTIONS HELD
                      ACQUIRED ON         VALUE            FISCAL YEAR-END (#)            AT FISCAL YEAR-END ($)
       NAME          EXERCISE (#)      REALIZED ($)     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE(2)
- ------------------   -------------     ------------     --------------------------     -----------------------------
Rand V. Araskog         -0-                -0-                   -0- / 343,968                   -0- / 1,566,337
Robert A. Bowman        -0-                -0-                34,615 / 123,766             1,249,083 /   736,343
Dale R. Comey           -0-                -0-               178,507 /  54,656             7,428,585 /   244,312
D. Travis Engen         -0-                -0-               141,887 / 114,656             5,972,719 /   522,112
Richard S. Ward         -0-                -0-                12,352 /  62,328               518,413 /   284,206

- --------------------------------------------------------------------------------

(1) The number and exercise prices of all options outstanding at the time of the spin-off to shareholders of Rayonier Inc., a former subsidiary of the Corporation, were adjusted for decreases in the economic value of the options as a result of the distribution to shareholders. This adjustment increased the number of options by 9.3% and decreased the exercise prices of the options then outstanding by approximately 8.5%.

(2) Based on the New York Stock Exchange consolidated trading closing price of ITT Common Stock on that date of $88.63.

- --------------------------------------------------------------------------------

SEVERANCE PAY PLAN

The Compensation and Personnel Committee of the ITT Board of Directors has adopted a policy that it will not authorize the execution of any executive employment contracts which would provide for severance payments constituting "parachute payments" as defined in the Internal Revenue Code, unless the shareholders of the Corporation are afforded the opportunity to approve such contracts.

A severance pay plan applies to ITT senior executives who are U.S. citizens or who are employed in the U.S., including all executive officers of ITT other than Mr. Araskog. Under the plan, if a participant's employment is terminated by ITT, other than for cause or as a result of other occurrences specified in the plan, the participant is entitled to severance pay in an amount up to 24 months of base salary depending upon his or her length of service. In no event shall such severance pay exceed the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total annual compensation during the year immediately preceding such termination. The plan includes offset provisions for other compensation from ITT and requirements on the part of executives with respect to non-competition and compliance with the ITT Code of Corporate Conduct. Under the plan, severance payments would ordinarily be made monthly over the scheduled term of such payments; however, ITT has the option to make such payments in the form of a single lump sum payment discounted to present value.

The annual salaries of Messrs. Bowman, Engen and Ward as of March 1, 1995 were $500,000, $700,000 and $400,000, respectively.

EMPLOYMENT CONTRACT

ITT has an employment contract with Mr. Araskog which provides for: (i) in addition to salary, participation in ITT's benefit plans, and contractual disability and death benefits, his employment as chairman and chief executive of ITT until October 31, 1996 (when he will have reached age 65); (ii) his service as consultant to his successor as chief executive of ITT from November 1, 1996 through October 31, 2001 for a fee of not less than $400,000 per year; (iii) his nomination as a director of ITT at each annual meeting of ITT shareholders commencing with the annual meeting for 1997 to and including the annual meeting to be held in 2003 and, upon election, payment to him of the usual director's fees for service in such capacity; (iv) the provision of office space and certain staff and transportation assistance in connection with his service as a director and consultant subsequent to October 31, 1996; (v) certain payments in the event that (A) at any time prior to October 31, 1996, Mr. Araskog is not re-elected as chairman and chief executive, which payments would be made (I) in monthly installments over the term of the contract remaining through October 31, 1996 in amounts equal per annum to the salary received by Mr. Araskog for the calendar year immediately preceding such event plus a percentage of the average bonus received by Mr. Araskog with respect to the three calendar years immediately preceding such event, and (II) in the form of a discounted lump sum payment on or about October 31, 1996 equal to the then present value of the consulting fee and the director's fees referred to above, or (B) after completion of services through October 31, 1996 in accordance with the terms of the contract, Mr. Araskog at any time prior to October 31, 2003 is not nominated as a director of ITT, which payment would be in the form of a discounted lump sum payment equal to the then present value of the balance remaining of the consulting fee and the director's fees referred to above; and (vi) covenants by Mr. Araskog against competition with any business actively conducted by ITT or any of its subsidiaries and for compliance with the ITT Code of Corporate Conduct. Mr. Araskog's annual salary as of March 1, 1995 was $2,000,000.

CHANGE-IN-CONTROL ARRANGEMENTS

Acceleration of the exercisability, payment or vesting of awards or benefits is provided for under the ITT Stock Option Incentive Plan (1977), the ITT 1986 Incentive Stock Plan, the ITT Long-Term Performance Plan, the 1994 Incentive Stock Plan and the retirement excess benefit plan upon the occurrence of a change in corporate control, which is generally defined in such plans as the occurrence of any of the following events: (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding Common Stock of ITT; (ii) any person (within the meaning of Section 13(d) of the Act), other than ITT or a subsidiary of ITT or any employee benefit plan sponsored by ITT or a subsidiary of ITT, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Common Stock of ITT (or securities convertible into such Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act) directly or indirectly of fifteen percent or more of the outstanding Common Stock of ITT (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of
  16

- --------------------------------------------------------------------------------
rights to acquire Common Stock); (iii) the stockholders of ITT shall approve (A) any consolidation or merger of ITT in which ITT is not the continuing or surviving corporation or pursuant to which shares of Common Stock of ITT would be converted into cash, securities or other property, other than a merger of ITT in which holders of Common Stock of ITT immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT; or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT within a 12-month period unless the election or nomination for election by ITT's shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

PENSION PLAN

Pensions for regularly employed salaried personnel are provided through a defined benefit pension plan. The annual pension amounts to 2% of a member's average final compensation for each of the first 25 years of benefit service plus 1 1/2% of a member's average final compensation for each of the next 15 years of benefit service, reduced by 1 1/4% of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service.

There will be taken into account in the calculation of the average final compensation of Mr. Araskog, who will reach age 65 in October 1996, the $2.4 million value of the bonus awarded to Mr. Araskog in 1990 which was paid in the form of restricted shares of ITT common stock. The value of this bonus was not included in the amount reported in ITT's 1991 proxy statement as Mr. Araskog's total compensation for 1990 to be used for purposes of determining average final compensation under the plan. The omission came to the attention of the Compensation and Personnel Committee of the ITT Board of Directors in 1994. The Committee (the current chairman of which was a member of the Committee in 1990), after consultation with the former ITT director who was chairman of the Committee in 1990, confirmed that it was the understanding of the Committee in 1990 that the $2.4 million bonus paid in restricted stock would be treated as an approved bonus payment under the plan. The Committee thereupon directed that this corrective disclosure be made.

- --------------------------------------------------------------------------------

Annual amounts of normal retirement pension commencing at age 65 based upon average final compensation and benefit service, but before Social Security reductions, are illustrated in the following table.

                               PENSION PLAN TABLE
- --------------------------------------------------------------------------------

                                                        YEARS OF SERVICE
   AVERAGE FINAL        ---------------------------------------------------------------------------------
    COMPENSATION             20               25               30               35               40
- --------------------    -------------    -------------    -------------    -------------    -------------
$            50,000     $      20,000    $      25,000    $      28,750    $      32,500    $      36,250
            100,000            40,000           50,000           57,500           65,000           72,500
            300,000           120,000          150,000          172,500          195,000          217,500
            500,000           200,000          250,000          287,500          325,000          362,500
            750,000           300,000          375,000          431,250          487,500          543,750
          1,000,000           400,000          500,000          575,000          650,000          725,000
          1,500,000           600,000          750,000          862,500          975,000        1,087,500
          2,000,000           800,000        1,000,000        1,150,000        1,300,000        1,450,000
          2,500,000         1,000,000        1,250,000        1,437,500        1,625,000        1,812,500
          3,000,000         1,200,000        1,500,000        1,725,000        1,950,000        2,175,000
          3,500,000         1,400,000        1,750,000        2,012,500        2,275,000        2,537,500
          4,000,000         1,600,000        2,000,000        2,300,000        2,600,000        2,900,000
          5,000,000         2,000,000        2,500,000        2,875,000        3,250,000        3,625,000

- --------------------------------------------------------------------------------

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table comprise their compensation which is used for purposes of determining "average final compensation" under the plan. Their respective covered years of benefit service under the plan, through December 31, 1994, are as follows: Mr. Araskog, 28.09 years; Mr. Bowman, 2.33 years; Mr. Comey, 4.58 years; Mr. Engen, 9.73 years; and Mr. Ward, 25.44 years. In addition to the service indicated above under the ITT pension plan, Mr. Comey also participated in the pension plan of Hartford Fire Insurance Company for
24.58 years and Mr. Bowman participated in the pension plan of ITT Sheraton Corporation for 1.40 years. Upon their respective retirements, Mr. Comey, who has resigned as an executive officer of the Corporation, and Mr. Bowman will be entitled to combined benefits from such plans which will be approximately equal to the benefit they would have earned had all of their service been under the ITT plan. Mr. Comey will be eligible to elect early retirement on April 1, 1996.

Applicable federal legislation limits the annual benefits which may be paid and the compensation which may be recognized under a tax-qualified retirement plan. As permitted by such legislation, the portion of any benefit which is in excess of the limit payable from a tax-qualified retirement plan is payable out of general funds of ITT. Officers of ITT at the level of vice president or higher may indicate a preference, subject to certain conditions, to receive any "excess" benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such officer will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the excess benefit plan).

- --------------------------------------------------------------------------------

The following table shows as of January 31, 1995 the beneficial ownership of persons known to the Corporation to be the beneficial owners of more than five percent of any class of ITT's voting securities.

NAME AND                                                          AMOUNT AND
ADDRESS OF                                                         NATURE OF
BENEFICIAL                                                        BENEFICIAL          PERCENT OF
OWNER                              TITLE OF CLASS                  OWNERSHIP               CLASS
- ------------------------------------------------------------------------------------------------
Bankers Trust Company                                              8,748,519        100% (12% of
280 Park Avenue                                                   shares, as        ITT's voting
New York, NY 10017                 ESOP Preferred Stock              Trustee         securities)
- ------------------------------------------------------------------------------------------------

The following table shows as of January 31, 1995 the beneficial ownership of each class of ITT equity securities by each director and nominee, by each of the executive officers named in the Summary Compensation Table, and by the directors and executive officers as a group.

                                                                  AMOUNT AND
NAME OF                                                            NATURE OF
BENEFICIAL                                                        BENEFICIAL          PERCENT OF
OWNER                              TITLE OF CLASS              OWNERSHIP (1)            CLASS(2)
- ------------------------------------------------------------------------------------------------
Bette B. Anderson                  Common                              2,000
Rand V. Araskog                    Common                            423,235
                                   ESOP Preferred                        491
Nolan D. Archibald                 Common                              8,350
Robert A. Burnett                  Common                              1,160
Michel David-Weill                 Common                              1,000
S. Parker Gilbert                  Common                              5,000
Henry Gluck (3)                    Common                              1,000
Paul G. Kirk, Jr.                  Common                              1,010
Edward C. Meyer                    Common                              2,500
Benjamin F. Payton                 Common                                488
Margita E. White                   Common                              2,000
Robert A. Bowman                   Common                             38,574
                                   ESOP Preferred                        242
Dale R. Comey                      Common                            179,051
                                   ESOP Preferred                        461
D. Travis Engen                    Common                            152,011
                                   ESOP Preferred                        469
Richard S. Ward                    Common                             26,841
                                   ESOP Preferred                        545
All directors and executive        Common                          1,018,858
officers as a group (25)           ESOP Preferred                      5,229
- ------------------------------------------------------------------------------------------------

NOTES:

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after January 31, 1995, (ii) allocated to the accounts of certain directors and executive officers under ITT's Investment and Savings Plan at January 31, 1995, and (iii) acquired by directors and executive officers under ITT's Dividend Reinvestment and Common Stock Purchase Plan through January 31, 1995, are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Bowman, 38,259 common shares; Mr. Comey, 162,110 common shares; Mr. Engen, 141,887 common shares; and Mr. Ward, 12,352 common shares; and all present directors and executive officers as a group, 493,500 common shares; (ii) the following amounts were
                                                                              19

- --------------------------------------------------------------------------------
allocated under the ITT Investment and Savings Plan to the accounts of: Mr. Araskog, 17,427 common shares and 491 ESOP preferred shares; Mr. Bowman, 315 common shares and 242 ESOP preferred shares; Mr. Comey, 2,675 common shares and 461 ESOP preferred shares; Mr. Engen, 464 common shares and 469 ESOP preferred shares; and Mr. Ward, 1,908 common shares and 545 ESOP preferred shares; and all present directors and executive officers as a group, 28,202 common shares and 5,229 ESOP preferred shares; and (iii) the following amounts were acquired under ITT's Dividend Reinvestment and Common Stock Purchase Plan for the accounts of:
Mr. Burnett, 160 common shares; Dr. Payton, 88 common shares; Mr. Ward, 1,794 common shares; and all present directors and executive officers as a group, 2,241 common shares.

(2) Share ownership does not exceed one percent of the class so owned.

(3) Mr. Gluck acquired 1,000 shares in March 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

An Agreement and Plan of Merger dated as of December 19, 1994, among ITT, an ITT subsidiary, and Caesars World, Inc. provided, among other things, for (i) an offer by the ITT subsidiary to purchase all the outstanding shares of common stock of Caesars World for $67.50 per share in cash, and (ii) a subsequent merger of the ITT subsidiary into Caesars World (which would result in Caesars World's becoming a wholly owned direct subsidiary of ITT). Concurrently with the execution of the Agreement and Plan of Merger, Mr. Henry Gluck, the chairman and chief executive officer of Caesars World, entered into an amended and restated employment agreement with Caesars World and ITT. The amended agreement became effective on January 24, 1995, when the ITT subsidiary acquired Caesars World shares pursuant to the aforementioned offer to purchase.

Pursuant to the ITT subsidiary's offer to purchase with respect to the Caesars World common stock, Mr. Gluck caused the tender of 433,356 shares of common stock owned by Mr. Gluck and 10,000 shares of Caesars World common stock owned by a foundation controlled by Mr. Gluck. These shares constituted Mr. Gluck's entire holdings of such shares. All such shares were purchased by the ITT subsidiary pursuant to the offer.

The principal financial terms of Mr. Gluck's amended and restated employment agreement are substantially the same as those in his previous agreement with Caesars World, except that (i) an evergreen five-year term has been replaced by a fixed five-year term; (ii) Mr. Gluck's annual incentive bonus will be the higher of the amount computed under his previous employment agreement or the amount computed under an ITT incentive bonus formula; (iii) Mr. Gluck is to receive an annual grant (the first of which was effective January 24, 1995) of an ITT employee stock option for 35,000 shares of ITT common stock with an exercise price equal to the fair market value of such shares on the date of grant; and (iv) the amended agreement confirms that the ITT subsidiary's acquisition of Caesars World shares pursuant to the offer to purchase would constitute a change in control event under the agreement which would entitle Mr. Gluck to the receipt of certain severance payments and the acceleration of vesting of certain benefits were he to elect to terminate his employment within one year after such event.

Lazard Freres & Co., of which Mr. David-Weill is Senior Partner, performed various investment banking services for ITT and its subsidiaries in 1994. It is anticipated that such firm will perform similar services for ITT and its subsidiaries during 1995. In 1988, the ITT Master Retirement Trust, Hartford Accident and Indemnity Company and Hartford Life Insurance Company (the "ITT Investment Vehicles") committed to invest an aggregate of $35 million in, and became limited partners of, Corporate Partners, L.P., a fund organized by Lazard Freres & Co. With certain exceptions, such commitment expired in 1994. Under the terms of the limited partnership agreement, the ITT Investment Vehicles have agreed to pay Corporate Advisors, L.P., the general partner of Corporate Partners, L.P., certain amounts in connection with their investment. During 1994, the ITT Investment Vehicles paid Corporate Advisors, L.P. fees aggregating $204,377.

A By-law of ITT provides for mandatory indemnification of ITT directors and officers (including payment of legal fees) to the fullest extent permitted by applicable law. The By-law also provides that ITT may maintain insurance to indemnify its directors and officers against liabilities whether or not ITT would be permitted to indemnify them. This type of insurance, as well as policies under which ITT may be reimbursed for amounts paid in indemnification of its directors and officers, are in force. The premiums thereon, which aggregate $2,989,984 for a nineteen month period are paid by ITT. As authorized by such By-law, ITT has entered into indemnification agreements with its directors pursuant to which ITT agrees to indemnify them against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws of ITT as in effect on the date of such agreement; and (iii) in the event ITT does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on the date of such agreement (ITT's obligations described in (ii) and (iii) being subject to certain exceptions). Con-
  20

- --------------------------------------------------------------------------------
tractual rights under such indemnification agreements are believed to provide the directors more protection than the indemnification By-law which is subject to change.

GENERAL

In addition to the matters described above, there will be an address by the chairman, president and chief executive at the Annual Meeting of Shareholders and a general discussion period during which shareholders will have an opportunity to ask questions about the business and operations of ITT.

As of the date of this proxy statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the meeting other than that described above or shareholder proposals that have been omitted from this proxy statement pursuant to the proxy regulations of the Securities and Exchange Commission. As to such omitted proposals and other business, if any, that may properly come before the meeting, the proxies will vote in accordance with their judgment.

Present and former officers, directors and other employees of ITT may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. ITT will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. All expenses of solicitation of proxies will be borne by ITT.

By Order of the Board of Directors.

Gwenn L. Carr
Vice President and Secretary

Dated: March 21, 1995

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA, AND THE UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

[ITT LOGO]                                                        [ITT LOGO]
                              ITT CORPORATION
                        1330 AVENUE OF THE AMERICAS
                          NEW YORK, NY 10019-5490

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

THE UNDERSIGNED HEREBY APPOINTS GWENN L. CARR OR WALTER F. DIEHL JR., OR RICHARD S. WARD, AS PROXY, EACH WITH POWER TO APPOINT HIS OR HER SUBSTITUTE AND HEREBY AUTHORIZES EACH OF THEM AT THE ANNUAL MEETING OF SHAREHOLDERS OF ITT CORPORATION TO BE HELD AT 10:30 A.M. ON MAY 9, 1995 IN THE PHOENICIAN GRAND BALLROOM OF THE PHOENICIAN, 6000 EAST CAMELBACK ROAD, SCOTTSDALE, AZ 85251
AND AT ANY ADJOURNMENTS THEREOF TO VOTE ALL SHARES OF ITT COMMON AND PREFERRED STOCK, INCLUDING ALL SHARES HELD IN THE ITT DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN, WHICH THE UNDERSIGNED COULD VOTE IF PERSONALLY PRESENT AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY AND CONFERS DISCRETIONARY AUTHORITY UPON EACH SUCH PROXY TO VOTE UPON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

THE NOMINEES FOR ELECTION AS DIRECTORS ARE

(B.B. ANDERSON, R.V. ARASKOG, N.D. ARCHIBALD, R.A. BURNETT, M. DAVID-WEIL, S.P. GILBERT, H. GLUCK, P.G. KIRK, JR.
E.C. MEYER, B.F. PAYTON, AND M.E. WHITE.)

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE OF THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESIGNATED BY YOU ON THE REVERSE SIDE, OR IF NO DESIGNATION IS MADE WILL BE VOTED FOR ITEMS 1, 2, AND 3, AND AGAINST ITEM 4.
THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS
PROXY.
                                                             SEE REVERSE
                                                                SIDE
                                   PROXY

                  PLEASE MARK YOUR CHOICE LIKE THIS /X/
                  IN DARK INK AND SIGN AND DATE BELOW.

                        DIRECTORS RECOMMEND A
                        VOTE FOR ITEMS 1-2 AND 3

- ---------------------------------------------------------------
                                FOR ALL   EXCEPT*    WITHHELD
1. ELECTION OF DIRECTORS.         / /       / /         / /
   (NOMINEES ARE LISTED ON
   THE REVERSE SIDE OF
   THIS PROXY)

   * LIST EXCEPTIONS.  ----------------------------

                                  FOR     AGAINST     ABSTAIN
2. RATIFICATION OF                / /       / /         / /
   AUDITORS.

3. TO APPROVE THE AMENDMENT      / /       / /         / /
   OF THE ANNUAL PERFORMANCE
   BASED INCENTIVE PLAN.
- ---------------------------------------------------------------

                        DIRECTORS RECOMMEND A
                        VOTE AGAINST ITEM 4.
- ---------------------------------------------------------------
                                 FOR      AGAINST     ABSTAIN
4. SHAREHOLDER PROPOSAL TO        / /       / /         / /
   LIST EXECUTIVES EARNING
   MORE THAN $100,000
- ---------------------------------------------------------------

      / / MARK THIS BOX IF YOU WANT
          TO RECEIVE AN ADMISSION CARD.

                                                       , 1995.
- -------------------------------    ----------------------------
          SIGNATURE                           DATE

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                             ENVELOPE.
NOTE PLEASE ADD YOUR TITLE IF YOUR ARE SIGNING AS ATTORNEY, ADMINISTRATOR,
   EXECUTOR, GUARDIAN, TRUSTEE OR IN ANY OTHER REPRESENTATIVE CAPACITY.


      DETACH HERE AND RETURN UPPER PORTION IN SELF-ADDRESSED ENVELOPE.

                                             ITT
                                             ANNUAL MEETING INFORMATION
                                             --------------------------
YOUR VOTE IS IMPORTANT                       RECORD DATE:   MARCH 13, 1995
- ----------------------                       MEETING DATE:  MAY    9, 1995
                                                                  10:30 AM
TO ITT CORPORATION
- ------------------                           MEETING SITE:
                                             THE PHOENICIAN
PLEASE VOTE YOUR PROXY                       THE PHOENICIAN GRAND BALLROOM
                                             6000 EAST CAMELBACK ROAD
                                             SCOTTSDALE, AZ 85251